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                              SHAREHOLDER AGREEMENT

     SHAREHOLDER AGREEMENT, dated as of September 21, 2001 (this
"AGREEMENT"), by the undersigned shareholders (collectively, the "SHAREHOLDERS") of Imatron Inc., a New Jersey corporation (the "COMPANY"), for the benefit of General Electric Company, a New York corporation ("PARENT").

                                    RECITALS

     A. Parent, Ruby Merger Corp., a New Jersey corporation and a direct wholly owned subsidiary of Parent ("SUB"), and the Company are entering into the Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock, no par value per share, of the Company ("COMPANY COMMON STOCK"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, par value $.06 per share, of Parent ("PARENT COMMON STOCK");

     B. As of the date hereof, each Shareholder owns that number of shares of Company Common Stock appearing opposite his name on SCHEDULE A (such shares of Company Common Stock together with any other shares of capital stock of the Company acquired by such Shareholder, individually, after the date hereof during the term of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "SUBJECT SHARES"); and

     C. As a condition to its willingness to enter into the Merger Agreement, Parent has required that the Shareholders agree, and in order to induce Parent to enter into the Merger Agreement the Shareholders have agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. COVENANTS OF SHAREHOLDERS. Until the termination of this Agreement in accordance with Section 3, the Shareholders agree as follows:

          (a) The Shareholders shall attend the Shareholder Meeting, in person or by proxy, and at the Shareholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Shareholders shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholders' vote, consent or other approval is sought, the Shareholders shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization,

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dissolution, liquidation or winding up of or by the Company or any Subsidiary or any Takeover Proposal or (ii) any amendment of the Company's Amended and Restated Certificate of Incorporation, or By-laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Shareholders further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c) The Shareholders agree not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "TRANSFER"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agree not to commit or agree to take any of the foregoing actions.

          (d) The Shareholders shall not, nor shall the Shareholders authorize any investment banker, attorney or other advisor or representative of the Shareholders to, directly or indirectly (i) solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e) The Shareholders shall use the Shareholders' reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (f) The Shareholders agree to promptly notify Parent in writing of the nature and amount of any acquisition by such Shareholder of any voting securities of the Company acquired by such Shareholder hereafter.

          (g) The Shareholders shall not knowingly take or fail to take any action which would cause any of the representations and warranties set forth in the Shareholder Tax Certificate attached hereto as SCHEDULE B to be untrue or incorrect.

          (h) The Shareholder hereby revokes any and all prior proxies or powers of attorney in respect of any of Subject Shares and constitutes and appoints Sub and Parent, or any nominee of Sub and Parent, or any of them, with full power of substitution and resubstitution, at any time during the term hereof, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead (i) to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Section 1(a) and 1(b) hereof, (ii) to vote each of such Subject Shares as provided in Sections 1(a) and 1(b) as its proxy at every annual, special, adjourned or postponed meeting of the shareholders of the Company, including the right to sign its name (as shareholder) to any


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consent, certificate or other document relating to the Company that New
Jersey Law may permit or require as provided in Sections 1(a) and 1(b) and
(iii) to approve any other motion or action in furtherance of the foregoing.

          THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM OF THIS AGREEMENT.

     2. REPRESENTATIONS AND WARRANTIES. Each Shareholder represents and warrants with respect to himself to Parent as follows:

          (a) The Shareholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares. The Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Shareholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

          (b) This Agreement has been duly executed and delivered by the Shareholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms. The execution and delivery of this Agreement by the Shareholder does not and will not conflict with any agreement, order or other instrument binding upon the Shareholder, nor require any regulatory filing or approval, other than pursuant to the HSR Act (as defined below).

          (c) To the knowledge of the Shareholder, the representations set forth in the Shareholder Tax Certificate attached hereto as Schedule B, if made on the date hereof (assuming the Merger were consummated as of the date hereof), would be true and correct.

     3. THE OPTION; EXERCISE; ADJUSTMENTS. Each Shareholder hereby grants to Parent an irrevocable option (the "OPTION") to purchase from time to time the Subject Shares, upon the terms and subject to the conditions set forth herein (the "OPTIONED SHARES"). Subject to the conditions set forth in Section 4, the Option may be exercised by Parent in whole or from time to time in part, at any time following the occurrence of a Triggering Event (as defined below) and prior to the termination of the Option in accordance with Section 8. In the event Parent wishes to exercise the Option, Parent shall send a written notice to the applicable Shareholder (the "STOCK EXERCISE NOTICE") specifying the total number of Optioned Shares it wishes to purchase and a date (not later than 20 business days and not earlier than two business days from the date such notice is given) for the closing of such purchase (the "CLOSING DATE"). Parent may revoke an exercise of the Option at any time prior to the Closing Date by written notice to the applicable Shareholder. In the event of any change in the number of issued and outstanding shares of Subject Shares by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Optioned Shares subject to the Option and the Exercise Price (as hereinafter defined) per Optioned Share shall be appropriately adjusted.


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     4. CONDITIONS TO EXERCISE OF OPTION AND DELIVERY OF OPTIONED SHARES.

          (a) Parent's right to exercise the Option is subject to the following conditions:

               (i) Neither Parent nor Sub shall have breached any of its material obligations under the Merger Agreement;

               (ii) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States invalidating the grant or prohibiting the exercise of the Option or the delivery of the Optioned Shares shall be in effect;

               (iii) All waiting periods under the HSR Act (as defined below) applicable to the exercise of the Option shall have expired or been terminated; and

               (iv) One or more of the following events shall have occurred on or after the date hereof: (A) any person, corporation, partnership, limited liability company or other entity or group (such person, corporation, partnership, limited liability company or other entity or group, other than Parent or an affiliate of Parent, being referred to hereinafter, singularly or collectively, as a "PERSON"), acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) any group is formed which beneficially owns 20% or more of the outstanding shares of Company Common Stock; (C) any Person shall have commenced a tender or exchange offer for 20% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the Securities and Exchange Commission (the "SEC")) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement); (E) any Person is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or
(F) there is a public announcement with respect to a plan or intention by the Company, other than Parent or its affiliates, to effect any of the foregoing transactions. For purposes of this subparagraph (iii), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder.

          (b) Parent's obligation to purchase the Optioned Shares following the exercise of the Option, and the Company's obligation to deliver the Optioned Shares, are subject to the conditions that:


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               (i)  No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Optioned Shares shall be in effect;

               (ii) The purchase of the Optioned Shares will not violate Rule 10b-18 promulgated under the Exchange Act; and

               (iii) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), shall have expired or been terminated.

     5. EXERCISE PRICE FOR OPTIONED SHARES. At any Closing Date, the applicable Shareholder will deliver to Parent a certificate or certificates representing the Optioned Shares in the denominations designated by Parent in its Stock Exercise Notice and Parent will purchase the Optioned Shares from such Shareholder at a price per Optioned Share equal to $1.89 (the "EXERCISE PRICE"), payable in cash. Payment made by Parent to such Shareholder pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by such Shareholder or a check payable in immediately available funds. After payment of the Exercise Price for the Optioned Shares covered by the Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to such Shareholder.

     6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company that (a) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent; and (b) Parent is acquiring the Option and, if and when it exercises the Option, will be acquiring the Optioned Shares issuable upon the exercise thereof, for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and will not sell or otherwise dispose of the Optioned Shares except pursuant to an effective registration statement under the Securities Act or a valid exemption from registration under the Securities Act.

     7. THE CLOSING. Any closing hereunder shall take place on the Closing Date specified by Parent in its Stock Exercise Notice pursuant to Section 3 at 10:00 A.M., local time, or the first business day thereafter on which all of the conditions in Section 4 are met, at the principal executive office of the Company, or at such other time and place as the parties hereto may agree.

     8. TERMINATION. The obligations of the Shareholders hereunder shall terminate upon the earlier to occur of (i) 6 months after the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time; PROVIDED, HOWEVER, that if the Merger Agreement is terminated by the Company pursuant to Section 7.1(b), (c) or (d) thereof (other than a termination pursuant to Section 7.1(d)(i) following receipt of a Superior Proposal) or if the Merger Agreement is terminated pursuant to Section 7.1(a) thereof, then such obligations shall terminate upon the termination of the Merger Agreement. No such termination of this


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Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

     9. WAIVER OF REGISTRATION RIGHTS. The Shareholders hereby waive, relinquish and forego any and all registration rights and or obligations of the Company, Parent, the Surviving Corporation, or any of their respective affiliates to register any equity securities of the Company or any equity securities of Parent received in exchange for securities of the Company.

     10. FURTHER ASSURANCES. The Shareholders will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

     11. SUCCESSORS, ASSIGNS AND TRANSFEREES BOUND. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Shareholder, such as an executor or heir) shall be bound by the terms hereof, and the Shareholders shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

     12. AFFILIATE LETTER; SHAREHOLDER TAX CERTIFICATE. The Shareholders agree to execute and deliver on a timely basis, when and if requested by Parent, (i) a written agreement in substantially the form of Exhibit E to the Merger Agreement and (ii) the Shareholder Tax Certificate attached hereto as SCHEDULE B.

     13. REMEDIES. The Shareholders acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Shareholders agree that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

     14. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

     15. AMENDMENT. This Agreement may be amended only by means of a written instrument executed and delivered by both the Shareholders and Parent.

     16. JURISDICTION. Each party hereby irrevocably submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on FORUM NON CONVENIENS or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.


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     17. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     18. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specified in the Merger Agreement.

     19. NOTICE. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)       if to Parent or Sub, to:

                    Ruby Merger Corp.
                    c/o GE Medical Systems
                    P.O. Box 414, W-410
                    Milwaukee, WI 53201
                    Attn: General Counsel
                    Fax: 414-544-3575

                    with copies to:

                    GE Medical Systems
                    3000 North Grandview Blvd.
                    Waukesha, WI 53188
                    Attn: General Counsel

                    and:

                    General Electric Company
                    3135 Easton Turnpike
                    Fairfield, CT 06431-0001
                    Attn: Vice President and Senior Counsel - Transactions

                    and

                    Gibson, Dunn & Crutcher LLP
                    1801 California Street , Suite 4100
                    Denver, Colorado  80202
                    Attention:  Richard M. Russo, Esq.
                    Facsimile No.:  303-313-2838

                    and

                    McCarter & English, LLP


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                    100 Mulberry Street
                    Newark, N.J.  07102 - 4096
                    Attention:  Kenneth E. Thompson, Esq.
                    Facsimile No.:  973-624-7070

          (b)       if to the Company, to:

                    Imatron Inc.
                    389 Oyster Point Blvd
                    South San Francisco, California 94080
                    Attention:  S. Lewis Meyer

                    with a copy to:

                    Allen Matkins Leck Gamble & Mallory LLP
                    333 Bush Street, 17th Floor
                    San Francisco, California 94104-2806
                    Attention:   Roger S. Mertz
                    Facsimile No.:  415-837-1516

     20. CAPITALIZED TERMS. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

     21. COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     22. NO LIMITATION ON ACTIONS OF THE SHAREHOLDERS AS DIRECTOR. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Shareholders to take or in any way limit any action that the Shareholders may take to discharge the Shareholders' fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

     23. WAIVER OF APPRAISAL RIGHTS. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

     24. STOP TRANSFER. The Shareholders shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement.


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     IN WITNESS WHEREOF, the Shareholders and Parent have caused this
Agreement to be duly executed and delivered on the day first above written.


                                       GENERAL ELECTRIC COMPANY,
                                       a New York corporation

                                       By: /s/ J. Keith Morgan
                                           -------------------
                                           Name:  J. Keith Morgan








                     Signature Page to Shareholder Agreement



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     IN WITNESS WHEREOF, the Shareholders and Parent have caused this
Agreement to be duly executed and delivered on the day first above written.

                                       SHAREHOLDER

                                       /s/  S. Lewis Meyer
                                       -------------------











                     Signature Page to Shareholder Agreement


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     IN WITNESS WHEREOF, the Shareholders and Parent have caused this
Agreement to be duly executed and delivered on the day first above written.

                                       SHAREHOLDER

                                       /s/  Douglas P. Boyd
                                       --------------------







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     IN WITNESS WHEREOF, the Shareholders and Parent have caused this
Agreement to be duly executed and delivered on the day first above written.

                                       SHAREHOLDER

                                       /s/  Jose Maria Salema Garcao
                                       -----------------------------










                     Signature Page to Shareholder Agreement



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